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                                                                    Exhibit 10.1

                              REVISED AND RESTATED
                              EMPLOYMENT AGREEMENT

         Agreement, made as of December 17, 1999, by and between Spectra Science Corporation, a Delaware corporation (the "Company") and Nabil Lawandy (the "Executive").

         Whereas, the Company entered into an Employment Agreement, dated August 23, 1996, with the Executive;

         Whereas, that Employment Agreement was purportedly revised and restated pursuant to a document dated December 17, 1999;

         Whereas, that document did not embody the agreement of the parties as of that date and contained other scrivener's errors; and

         Whereas, the parties wish to set forth their understanding and agreement regarding the employment of the Executive by the Company.

         Now therefore, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Employment Services.

         During the Employment Period (as defined herein), the Executive will serve as the Company's Chief Executive Officer and Chief Technical Officer, and will have such duties and responsibilities as would normally attach to those positions, including such duties and responsibilities as are customary among persons employed in similar capacities for similar companies, subject always to the authority of the Board of Directors of the Company (the "Board"). The Executive will faithfully and diligently carry out his duties and responsibilities and comply with all of the reasonable and lawful directives of the Board, to which the Executive will report. The Executive will, if so elected, serve as a director of the Company and an officer or director of any subsidiary or affiliate of the Company without compensation in addition to that provided in this Agreement. For purposes of this Agreement, an "affiliate" of the Company means any corporation, limited partnership, limited liability company or other entity engaged in the same business as the Company, or a related business, and which is controlled by or is under common control with the Company.

Section 2.  Term.

         The Company shall employ the Executive, and the Executive accepts such employment, continuing from the date first above written and ending at such time as this Agreement has terminated under the provisions of Section 5 hereof (the "Employment Period").

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Section 3.  Performance.

         During the Employment Period, the Executive shall devote his best efforts and all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company and its affiliates and will not engage in consulting work or in any other trade or business for his own account or for or on behalf of any other person, firm or corporation without the written consent of the Board of Directors in each case, which shall not be granted if any such activity, in the opinion of the Board of Directors, competes, conflicts or interferes with the performance of his duties hereunder in any material way. The Executive shall accept such office or offices to which he may be elected by the Board of Directors of the Company. The Executive represents that he knows of no special health factors which would adversely affect his insurability, and he will assist the Company in all reasonable respects should the Company attempt to obtain a "key man" life insurance policy covering the Executive.

Section 4.  Compensation and Benefits.

               (a) Salary. For services to the Company rendered by the Executive in any capacity during the Employment Period, including without limitation, services as a manager, officer, director or member of any committee of the Company or of any subsidiary, affiliate or division thereof, the Company will pay or cause to be paid to the Executive a base salary at the rate of not less than $250,000 per annum (or such higher amount as the Compensation Committee of the Board may establish from time to time). The Executive's base salary for any partial year will be prorated based upon the number of days elapsed in such year. The Executive's base salary will be payable periodically in accordance with the Company's customary payroll practices for its executives. The term "base salary" shall not include any payment or other benefit which is denominated as or is in the nature of a bonus, incentive payment, profit-sharing payment, performance share award, stock option, stock appreciation right, retirement or pension accrual, insurance benefit, other fringe benefit or expense allowance, whether or not taxable to the Executive as income.

               (b) Annual Performance Bonus. The Executive will be eligible to receive an annual performance bonus consisting of up to $75,000 in cash, and options (the "Annual Performance Options") to purchase up to 75,000 shares of Common Stock of the Company (with the number of shares referenced herein being subject to adjustment from time to time to reflect stock splits, combinations, recapitalization and the like), under the Company's current Stock Option Plan as amended from time to time ("Option Plan"), in such amounts as to cash and options as may be determined by the Compensation Committee of the Board in its sole and absolute discretion. The Compensation Committee shall consider and make a bonus determination not later than 60 days after the end of each contract year during the Employment Period. Bonus awards shall be based upon superior performance by the Executive as measured against objective and reasonable criteria mutually agreed and approved in advance by the Executive, the Board of Directors and the Compensation Committee, which criteria may include but shall not be limited to considerations such as those set forth in Schedule 1 to this Agreement. Notwithstanding the foregoing, the Executive shall be entitled to the full Annual Performance Bonus for any year in which a Qualifying Sale, a Qualifying IPO, or a Qualifying Spin-out (as those terms are defined in Subsection (f) below) is closed. The

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         parties intend that the Annual Performance Options qualify as incentive stock options under relevant provisions of the Internal Revenue Code ("IRC"), and that the option exercise price be equal to the fair market value of a share of Common Stock of the Company on the date of issuance of the option, as determined by the Board of Directors of the Corporation in its sole discretion, unless a higher exercise price is required, by reason of the Executive's particular status or circumstances, in order for the option to qualify as an incentive option under the IRC as then in effect.

               (c)   Other Option Grants.

                     (1) Grant in Lieu of Past Bonus Entitlements. In lieu of any past bonus awards for which the Executive was entitled to be considered, the Executive is hereby granted an incentive stock option ("Additional Incentive Option") under the Option Plan to purchase 200,000 shares of Common Stock of the Company (the "Additional Option Shares") at $.50 per share. The Additional Incentive Option may only be exercised to the extent that it is vested. The Additional Incentive Option shall vest and become exercisable with respect to 20% of the Additional Option Shares on the last day of each year during the five-year period commencing on the date of this Agreement. Any unvested Additional Incentive Options shall vest and be immediately exercisable upon the occurrence of a Qualifying Sale, Qualifying IPO or Qualifying Spinout as defined below.

                     (2) Nonqualified Stock Options. The Executive is hereby granted a non-qualified option (the "NSO Option") to purchase 550,000 shares of the Company's Common Stock, at an exercise price of $.50 per share. The NSO Option may only be exercised to the extent that it is vested. If the Executive is employed by the Company on December 16, 2004, NSO Option shall fully vest and become exercisable. Vesting will, however, be accelerated upon the closing of an IPO or Sale (or, as set forth below, in connection with certain transactions involving Spinout companies), but only as to such number of NSO Options determined as follows:

                     [This space intentionally left blank.]

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               If the overall value of the Company (the "Company Valuation"), as determined in the good faith judgment of the Board of Directors with principal reference to the terms of the IPO or Sale, is greater than the number set forth in the left hand column below, the number of NSO Options set forth in the right hand column opposite that number shall be deemed to have vested and be exercisable, and any balance of the NSO Options shall vest on December 16, 2004 (if the Executive is employed by the Company at that date):

               ---------------------------------------------------------------------
                      Company Valuation            Aggregate Vested NSO Options

               ---------------------------------------------------------------------
                     $100,000,000                    100,000 options vested
               ---------------------------------------------------------------------
                      150,000,000                    225,000 options vested
               ---------------------------------------------------------------------
                      200,000,000                    375,000 options vested
               ---------------------------------------------------------------------
                 More than $250,000,000              550,000 options vested
               ---------------------------------------------------------------------

         If, during the term of this Agreement and prior to an IPO or Sale of the Company, the Company shall engage in a Spinout transaction and the subsidiary or affiliated Company which was the subject of the Spinout should thereafter (but prior to an IPO or Sale of the Company) be sold or should close an underwritten initial public offering of its Common Stock, then: (a) the Board of Directors shall determine in good faith the value of the Company's interest in the Spinout (the "Spinout Value") at the time of the sale or initial public offering; and (b) that Spinout Value shall be added to the Spinout Value determined with respect to any other subsequent Spinout. The Company Valuation for purposes of the chart set forth above and the vesting of NSO Options pursuant thereto shall include any Spinout Values, and NSO Options shall be vested from time to time prior to an IPO or Sale of the Company as and if aggregate Spinout Values equal or exceed the thresholds set forth in the left-hand column of the chart.

               (d) Split Dollar Life Insurance. If the Executive is employed by the Company under this Agreement immediately following the closing of the Company's IPO (as defined below), the Executive may obtain at that time, and the Company shall pay the premiums as set forth below on, a so-called "split dollar" whole life insurance policy (the "Policy") covering the Executive, with an initial coverage amount of death benefit not in excess of $2,000,000 which Policy shall be owned by the Executive. The Policy may be payable to a beneficiary or beneficiaries of the Executive's choosing. The Policy terms shall provide for fully-paid coverage with ten (10) guaranteed level annual premiums. Dividends will be applied to the purchase of paid-up additions. The Company will pay each annual premium (not to exceed $110,000 per year) which comes due during the Employment Period, less the cost of the lower of (i) the premium for a comparable amount of nonconvertible term life insurance or (ii) the rates set forth in Internal Revenue Service Table P.S. 58, in either case, the payment of which shall be the responsibility of the Executive. If the annual premium payable by the Company for the Policy exceeds $110,000, the Executive may elect to pay the excess premium or reduce the coverage amount so that the Company's premium will not exceed $110,000. If the Executive is uninsurable at the time the Policy would be purchased, the Company's obligation to pay premiums hereunder shall be void. The Company shall be entitled to repayment of one hundred (100%) percent of the total amount of premiums paid by it upon the Executive's death, surrender or termination of the Policy, or the expiration of

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         the Company's obligation to pay the premiums hereunder, whichever first occurs. The Policy will be collaterally assigned to and held by the Company as security until full reimbursement of premiums to it has been made. The collateral assignment shall be in a form reasonably acceptable to the Company. While the collateral assignment is in effect, the Executive shall not withdraw or borrow against the value of the Policy any amount which would reduce the aggregate surrender value of the Policy to less than the amount of the premiums then paid by the Company. The Company's obligation to continue payment of premiums shall terminate upon its termination of the Executive's employment with the Company for Cause, or upon termination by the Executive of his employment other than as a result of a material breach of this Agreement by the Company or in connection with a Deemed Termination Event (as set forth in Section 5(b) hereof). In the event that the Executive's employment hereunder is terminated by the Company without Cause, or by the Executive in connection with a Deemed Termination
         Event or because of material breach hereof by the Company, and the Policy is in place on the date of termination, the Company shall prepay to the Policy issuer the balance of any guaranteed premiums at the net present value thereof, and will be entitled to retain the Policy as collateral until reimbursement in full as provided herein has been made.

               (e) Other Benefits. In addition to the compensation described in this Section 4, and such other amounts, not constituting base salary, as may be provided to the Executive from time to time by the Board, the Executive will be entitled during the Employment Period to participate in any retirement plans, bonus plans, welfare benefit plans and other employee benefit plans of the Company that may be in effect from time to time with respect to executives of the Company generally, to the extent the Executive is eligible under the terms of those plans.

               (f) Definitions. An "IPO" shall mean the initial underwritten public offering and sale of the Company's Common Stock registered under the Securities Act of 1933. A "Sale" shall mean the sale of all or substantially all of the Company's assets for cash or securities (other than in connection with a Spinout, or pursuant to a license of the Company's technology not undertaken as part of a sale of all or substantially all of the Company's other assets), or a merger or combination with or into another entity which results in more than 50% of the ownership interests of the Company being owned by persons or entities who were not shareholders of the Company immediately prior to closing of the transaction. A "Spinout" shall mean the creation by the Company of a subsidiary or affiliated company, to which some portion of the Company's assets are transferred, with the intention that the subsidiary or affiliate company will be financed and operated separately from the Company although owned in part by the Company and/or its Shareholders. A "Qualified" IPO, Sale, or Spinout shall be any such transaction in which the holders of the Company's Preferred Stock have, in the aggregate, in the opinion of a majority of the Board of Directors of the Company (Mr. Lawandy abstaining), received on account of their equity interest in the Company, in cash or marketable securities, an amount equal to their investment in the Company plus a return on that investment at least equal to the average annual returns realized on an investment in the S&P 500 over the three year period ending on the closing date of the relevant IPO, Sale or Spinout.

               (g) Cashless Exercise. The terms of all of the options issued to the Executive by the Company pursuant to this Agreement shall permit the Executive to

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         exercise the options in whole or in part by assigning and surrendering to the Company, for no additional consideration, shares of Common Stock of the Company which have been owned by the Executive for at least six months prior to the date of assignment, the fair market value of those shares (as determined in good faith by the Board of Directors) shall be credited by the Company against payment of the applicable option exercise price.

               (h) Stock in Spinout Companies. Prior to the initiation of any Spinout, the Company's Board of Directors will consider what option or other equity compensation arrangements covering Common Stock of the Spinout company should be granted or put in place in favor of the Executive and any other employees of the Company who may be involved initially with the business of the Spinout company. The Company will use its best efforts to implement any such arrangements recommended by the Board of Directors. The Company will also attempt to ensure that any option shares thereafter issued by the Spinout company to the Executive after the Spinout has become a reporting company under the Securities and Exchange Act of 1934, to the extent that the sale of those shares is not covered by an effective registration statement on Form S-8 (or its then equivalent), will be covered by "piggy back" registration rights no less favorable to the Executive than similar rights granted to the investors in the Spinout company's last private financing prior to its initial public offering.

               (i) Deferred Compensation. The Company shall, for a period of ten (10) years commencing immediately following the closing of the Company's IPO (as defined herein) and continuing thereafter from year to year, accrue the sum of $55,000 annually, as deferred compensation for the benefit of the Executive (the "Deferred Compensation"). The accrual shall be effective as of the first day of each twelve (12) month period commencing with the closing of the Company's IPO and each anniversary of said date. The Company shall not be obligated to set aside any funds or assets of the Company for the purpose of paying said Deferred Compensation nor shall any interest accrue on the amount of Deferred Compensation accrued in each such twelve (12) month period. If not paid prior thereto, the Company shall pay the total amount of the Deferred Compensation to the Executive at the end of the tenth (10th) such twelve (12) month period following the Company's IPO. If not paid prior thereto, the Company shall pay the then accrued Deferred Compensation to the beneficiary(ies) of the Executive in the event of the death of the Executive. If not paid prior thereto, in the event that the Executive's employment hereunder is terminated by the Company without Cause, or by the Executive in connection with a Deemed Termination Event or because of material breach hereof by the Company, the remaining amount of the Deferred Compensation that would have accrued for the benefit of the Executive hereunder for the remainder of the ten (10) year period shall be determined utilizing the net present value thereof (as determined by the Company utilizing reasonable actuarial and interest rate assumptions) and said amount shall be added to the amount of the Deferred Compensation previously accrued. Payment shall be made to the Executive if he is alive on the payment date, to his legal representative if he is alive on the payment date and a legal representative has been appointed for him, or to his beneficiary or beneficiaries if he is not alive on the payment date. The Executive may designate a beneficiary or beneficiaries in a written designation of beneficiary delivered to the Company prior to his death which beneficiary or beneficiaries shall be entitled to receive said Deferred Compensation when it is payable. If there is no designated beneficiary, said Deferred Compensation shall be

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         payable to the surviving spouse of the Executive, if any, and in the absence of a surviving spouse, to the Estate of the Executive. In making the payment of Deferred Compensation provided for in this Agreement, the Company may make such payment (subject to any applicable law requiring withholding for tax or other purposes) in cash or by transferring any asset then held by the Company in an amount equal to the amount of the Deferred Compensation, including, without limitation, by forgiving any obligation owed to the Company by the Executive. In the event that the Company sets aside any funds, assets or other property to provide for the Company's ability to meet its obligations hereunder, such funds, assets or other property shall be and remain general unrestricted assets of the Company, shall not be considered as security for any obligation of the Company hereunder and shall be subject to the claims of the general unsecured creditors of the Company until paid over to the Executive.

Section 5.  Termination.

         Notwithstanding the provisions of Section 2 of this Agreement, but subject to the provisions of Section 6 hereof, the Executive's employment hereunder shall terminate under the following circumstances:

               (a) Death or Disability. This Agreement shall terminate upon the death or disability of the Executive. "Disability" shall mean that the Executive is no longer able to perform the essential functions of the chief executive officer and chief technical officer of the Company for a continuous period of six (6) months or a total of nine (9) months in any one-year period. If any question arises as to whether the Executive has been so disabled, the Executive shall submit to an examination by a physician selected by the Board of Directors of the Company to whom the Executive has no reasonable objection, and following such examination, the physician shall submit to the Company and to the Executive a report in reasonable detail setting forth his or her opinion as to whether the Executive was so disabled. Such report shall for the purposes of this Agreement be conclusive of the issue. Notwithstanding the foregoing, in the event of a disability (as defined above), the Company shall take no action that violates the applicable provisions of the Americans With Disabilities Act.

               (b) Termination by the Company without Cause. The Company may at any time by action of a majority of the entire membership of its Board of Directors terminate the Executive's employment without Cause (as defined below) by giving the Executive notice of the effective date of termination (which effective date may be the date of such notice) (the "Date of Termination"). A voluntary termination by the Executive within sixty (60) days after the Company has reduced his status, materially reduced his responsibilities or materially reduced his salary in a manner not applied to all executive officers of the Company (a "Deemed Termination Event") will be deemed to be termination by the Company without Cause. The Executive will provide ten (10) days prior written notice to the Company of any such voluntary termination by reason of a Deemed Termination Event, and during such 10-day period the Company shall have an opportunity to cure the Deemed Termination Event. If a cure is effected within such 10-day period, the provisions of this
         Section 5(b) shall no longer be applicable with respect to the Event so cured. If the Company shall terminate (or shall be deemed to have terminated) the Executive without Cause hereunder, any unvested options granted

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         hereunder shall be immediately forfeited, and the Company shall have the obligation to pay the Executive the following:

                     (i) Through the Date of Termination, the Company shall pay the Executive his full base salary at his then current annual rate of pay, and continue the benefits in effect at the time notice of termination is given.

                     (ii) The Company shall pay the Executive, as a severance payment, an amount equal to (a) 150% of his then current annual base salary plus (b) the maximum cash portion of the Executive's Annual Performance Bonus under Section 4(b) hereof, one-half of which aggregate amount shall be payable in a lump sum (less required withholding) on or about the Date of Termination, and the balance of which shall be payable in equal installments during the 18 months following the Date of Termination at such times as salary payments would normally have been made hereunder if a termination under this section had not occurred.

                     (iii)  The Company shall pay the amount required under
         Section 4(d) hereof on account of the "split dollar" insurance policy referenced therein, if that policy is in effect on the Date of Termination.

                            Anything in this Section 5(b) to the contrary notwithstanding, in the event that the Executive breaches any of the representations, warranties and covenants set forth in Section 6, or in the Noncompetition, Nondisclosure and Inventions Agreement referenced therein (the "Nondisclosure and Inventions Agreement") in any material respect, the Company will have no further obligation to make payments under this subsection (b) following knowledge of such breach and may pursue all other available remedies. In the event that the Company shall fail to make any payment required to be made under Section 5(b) hereof, and such failure is not cured within thirty (30) days after receipt of written notice thereof from the Executive, the Executive will have no further obligation under Sections 1 and 4 of the Nondisclosure and Inventions Agreement.

               (c) Termination by the Company for Cause. The Company shall have the right to terminate the Executive's employment effective immediately for any of the following reasons (each of which is referred to herein as "Cause") by giving the Executive written notice which specifically identifies the Cause in reasonable detail:

                     (i) the willful breach of any provision of Section 3 (including but not limited to a continuing refusal to follow reasonable and lawful directives of the Board) or of the Nondisclosure and Inventions Agreement;

                     (ii) any act of intentional fraud or dishonesty with respect to any aspect of the Company's or any affiliate's business;

                     (iii)  continued use of illegal drugs;

                     (iv) as a result of the Executive's gross negligence or willful misconduct, the Executive shall violate, or cause the Company to violate, any applicable federal or state securities or banking law or regulation and as a result of such violation, shall become, or shall cause the Company or any affiliate to become, the subject of any

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

         legal action or administrative proceeding seeking an injunction from further violations or a suspension of any right or privilege;

                     (v) as a result of the Executive's gross negligence or willful misconduct, the Executive shall commit any act that causes, or shall knowingly fail to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of the Company or any affiliate; or

                     (vi)  indictment for a felony.

         If the Executive's employment is terminated by the Company pursuant to this Section 5(c), then (1) the Company shall have no further obligations hereunder accruing from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity; (2) the Company shall be entitled to collect the cash surrender value of the Split Dollar Policy, and the Executive shall forthwith reimburse the Company for all premiums paid by the Company for the Split Dollar Policy in excess of the cash surrender value realized by the Company, and (3) any unvested options granted hereunder shall immediately expire.

               (d) Termination by the Executive. The Executive may terminate this Agreement at any time upon sixty (60) days prior written notice to the Company. The Board of Directors of the Company may in such event elect to waive the period of notice, or any portion thereof, in which event the Executive's date of termination shall be that date within the sixty (60) day notice period determined by the Board. Upon termination of this Agreement by the Executive for any reason other than a material breach of this Agreement by the Company, or the occurrence of a Deemed Termination Event under Subsection 5(b) hereof: (1) the Company shall have no further obligations hereunder accruing from and after the effective date of termination; (2) the Company's rights with respect to the Split Dollar Policy shall be the same as provided in Section 5(c) hereof in the case of Termination by the Company for Cause; and (3) any unvested options hereunder shall immediately expire.

Section 6.  Noncompetition, Nondisclosure and Inventions.

         The Executive agrees that as a condition of his employment he will reaffirm simultaneously herewith and be bound by the terms of a Noncompetition, Nondisclosure and Inventions Agreement (the "Nondisclosure and Inventions Agreement") in substantially the form set forth as Exhibit A hereto, the terms of which are incorporated herein by reference. The Executive's obligations under the Nondisclosure and Inventions Agreement shall survive the termination of this Agreement as set forth therein. For purposes of the Nondisclosure and Inventions Agreement only, the Executive shall be deemed to be an employee of the Company following termination of this Agreement as long as the Executive is entitled to and is receiving payments under Section 5(b) hereof.

Section 7.  Conflicting Agreements.

         The Executive hereby warrants and covenants that his employment by the Company will not result in a breach of the terms, conditions or provisions of any agreement to which the

                                      -9-

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Executive is subject, and that he has not made and will not make any agreements in conflict with this Agreement.

Section 8.  Successors and Assigns.

         This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, except that the Executive may not assign any of his rights or obligations under this Agreement and the Company may not assign any of its rights or obligations under this Agreement except as provided in the following sentence. The Company may assign its rights under this Agreement, as security, to any lender to the Company, and in the event of a sale of all of the stock, or substantially all of the stock, of the Company, or consolidation or merger of the Company with or into another corporation or entity, or the sale of substantially all of the operating assets of the Company to another corporation, entity or individual, the Company may assign its rights and obligations under this Agreement to its successor-in-interest provided that such successor-in-interest shall have assumed all obligations of the Company hereunder by written agreement with the Executive.

Section 9.  Severability.

         Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect such provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Any court having jurisdiction shall have the power to reduce the duration, area or scope of any invalid, illegal or unenforceable provision relating to the noncompetition portion of the Executive's Nondisclosure and Inventions Agreement in order to render such provision valid and enforceable.

Section 10. Notice.

         Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by facsimile transmission or sent by reputable overnight courier service, to the recipient at the address indicated below:

                    To the Company:

                    Spectra Science Corporation
                    321 South Main Street, Suite 102
                    Providence, RI  02903

                    To the Executive:

                    169 Eastwick Road
                    North Kingstown, RI  02885

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or if mailed, five days after so mailed.

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Section 11.  Amendments and Waivers.

         Any provision of this Agreement may be amended or waived only with the prior written consent of the Executive and a majority of the Board of Directors of the Company other than the Executive. Notwithstanding the foregoing, the failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 12.  Entire Agreement.

         This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. Any employment, benefit or bonus arrangements or agreements between the Company and the Executive that existed at any time prior to the execution and delivery of this Agreement are hereby terminated by the Executive; provided, however, that the Executive shall remain liable for any breach of such arrangements or agreements occurring during the term of such arrangement or agreement. From and after the date of this Agreement, the Executive shall not be entitled to any compensation from the Company on account of any such arrangement or agreement.

Section 13.  Governing Law.

         All questions concerning the construction, validity and interpretation of this agreement will be governed by the internal law, and not the law of conflicts, of Rhode Island.

Section 14.  Remedies.

         Each of the parties to this Agreement will be entitled to enforce his or its rights under this Agreement specifically, to recover damages (including, without limitation, reasonable fees and expenses of counsel) by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his or its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement and that any party may in his or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

Section 15.  Captions.

         The captions set forth in this Agreement are for convenience only, and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

         In witness whereof, the parties have signed, sealed and delivered this Agreement as of the date first above written.

                                           SPECTRA SCIENCE CORPORATION

                                           By: /s/ Roland Puton
                                               ---------------------------------


                                           EXECUTIVE:

                                           /s/ Nabil M. Lawandy
                                           -------------------------------------
                                           Nabil Lawandy

                                   Schedule 1
                                       to
                              Employment Agreement
                                     between
                  Nabil Lawandy and Spectra Science Corporation

--------------------------------------------------------------------------------


.. Intellectual property: Expansion of the existing portfolio in areas strategic to the Company's future growth, including licensing and sales.

.. Collaborations and spin-offs executed and immediate possibilities for.

.. Revenue streams, growth positioning in core areas.

.. Sale of equity at levels indicating an increased valuation.

                                    Exhibit A

             NONCOMPETITION, NONDISCLOSURE AND INVENTIONS AGREEMENT

     The undersigned, in consideration and as a condition of my employment with Spectra Acquisition Corp. (the "Company"), does hereby agree with the Company as follows:

     1. During the period of my employment by the Company, and for a period of twelve (12) months after the termination of my employment, I agree that I will not (i) interfere with the relationship between the Company or any of its affiliates and any of their respective employees, agents or representatives,
(ii) directly or indirectly interfere with the relationship between the Company or any of its affiliates and the Company's customers, collaborators or joint venturers, dealers, distributors, vendors or sources of supply, and (iii) directly or indirectly own, manage, operate or control, or be employed by, participate in or be connected in any manner with the ownership, management, operation or control of, any business or enterprise engaged in any specific business activity in which the Company has been involved during the term of my employment (except such activity as the Board of Directors has in writing advised me that it does not intend to pursue), or in the commercial applications of (a) laser light generation with the use of scattering media for feedback; (b) glass-based micro-patterning using laser light or (c) quantum dot phosphor technology.

     2. The Company shall have the right, subject to applicable law, acting reasonably and in good faith, to inform any third party that the Company believes to be participating, or to be contemplating participating, with me or receiving assistance from me in violation of this Agreement, of the terms of this Agreement and of the rights of the Company hereunder, and that participation by any such third party with me in activities in violation of this Agreement may give rise to claims by the Company against such third party.

     3. I understand that my relationship with the Company and its officers and employees is one of trust and confidence, and that during the period of my employment I may acquire or may have already acquired, knowledge of, or access to, information which relates to the business, operations or plans of the Company which is not known to the general public (hereinafter "Confidential Information"). Confidential Information may include, but is not limited to, all know-how and proprietary information of the Company relating to the research, development, utilization, manufacture and use of any of its intellectual property or products, and information about Company's business operations, including, by way of illustration, the Company's investment plans or strategies, budgets, costs, trade secrets, customer or vendor lists, customer, vendor or consultant contracts and the details thereof, pricing policies, operational methods, information about products, marketing and merchandising plans or strategies, business acquisition plans, personnel acquisition plans, and all other information pertaining to the business of the Company or any affiliate that is not publicly available. I will not at any time, whether during or after the termination of my employment, reveal to any person, association or company any Confidential Information of the Company so far as it has come or may come to my knowledge, except as may be required in the ordinary course of performing my duties as an employee of the Company or except as may be in the public domain through no fault of mine, and I will keep secret all matters entrusted to me and shall not use or attempt to use any such Confidential Information in any manner which may injure or cause loss or may be reasonably expected to injure or cause loss, whether directly or indirectly, to the Company. My obligation of confidentiality under this paragraph shall terminate five (5) years after the termination of my employment with the Company.

     Further, I agree that during my employment I shall not make, use or permit to be used any notes, memoranda, records, files, computer programs, data, laboratory notebooks or any other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. I further agree that I shall not, after the termination of my employment, use or permit to be used, any such notes, memoranda, records, files, computer programs, data, laboratory notebooks or other materials, it being agreed that any of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of my employment I shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

     4. I will not at any time during the twelve (12) month period following the termination of my employment with the Company solicit or encourage any employee of the Company to terminate his or her employment in order to work for a business which competes or intends to compete with the Company and I will use my best efforts to ensure that my then employer does not do so.

     5. (a) I acknowledge that any improvements or inventions made by me either alone or with others during my employment by the Company or made thereafter as a result of any invention conceived or work done during my employment by the Company so far as the same relate to the Company's business, products, processes and developments, and all my right, title and interest in and to the same shall be deemed as made and held by me in a fiduciary capacity and solely for the benefit of the Company, shall not be disclosed to others without its written consent and shall be the sole and exclusive property of the Company. Notwithstanding the foregoing, I expect to maintain some professional connection with Brown University which may involve supervision of Brown University employees or students under sponsored research programs at Brown. Any inventions made by me in the course of any such activities will belong to Brown University under the terms of its customary agreement with sponsors and investigators, although any right to inventions which I may retain free of any claims from Brown University or its sponsors or investigators shall be subject to the first sentence of this paragraph 5(a). I will inform the Board of Directors of any such arrangement in detail, and will not become involved in any such sponsored research programs which are directed toward areas in which the Company is commercially involved without prior written approval from the Board of Directors in each specific case.

        (b) I shall disclose promptly and fully to the Company and to its attorneys all such improvements and inventions and shall, upon their request, surrender to them all tangible evidence of said improvements and inventions.

        (c) I, when requested so to do either during or after my employment, shall

               i. assign and convey to the Company my entire right, title and interest in and to such improvements and inventions;

               ii. assist the Company and its agents in preparing patent applications, United States and foreign, covering the same;

               iii. sign and deliver all such applications and assignments of the same to the Company; and

               iv. generally give all information and testimony, sign all papers and do all things which may be needed or requested by the Company, to the end that the Company may obtain, extend, reissue, maintain and enforce United States and foreign patents covering such improvements and inventions.

          (d) I understand that the Company will bear all expenses which it causes to be incurred in obtaining, extending, reissuing, maintaining and enforcing such patents and in vesting and perfecting title thereto in the Company, and will pay me for any time which it may require of me therefor subsequent to the termination of my employment, such payment to be at an hourly rate equivalent to that at which I am paid during my employment by the Company

     6. I understand that this Agreement, while it relates to certain terms and conditions of my employment, does not create an obligation on the part of the Company or any other person to continue my employment. In the event of the termination of my employment, I acknowledge that my experience and capabilities are such that I can obtain employment in a business other than that in which the Company is engaged.

     7. I further represent that my performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to maintain in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree that I will not enter into, any agreement, either written or oral, in conflict herewith.

     8. I agree that any breach of this Agreement by me could cause irreparable damage and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.

     9. Any waiver by the Company of a breach of any portion of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

     10. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect such provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Any court having jurisdiction shall have the power to reduce the duration, area or scope of any invalid, illegal or unenforceable provision relating to the noncompetition portion of this Agreement in order to render such provision valid and enforceable in its reduced form.

     11. My obligations under this Agreement shall survive the termination of my employment in accordance with the foregoing provisions regardless of the manner of such termination and shall be binding upon my heirs, executors and administrators.

     12. I understand that my obligations under this Agreement will extend to any other organization which succeeds to the business of the Company by reason of any sale, merger or similar action.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 23rd day of August 1996.


                                                       _________________________
                                                       Nabil Lawandy